For Immediate Release

Neah Adds John P. de Neufville to the Strategic Advisory Board

 Neah Power Systems Inc. builds out its scientific bench

Bothell, WA (September 3, 2014) – Neah Power Systems, Inc., an innovator and supplier of cutting-edge power solutions for the military, transportation and portable electronics industries, announced today the addition of John P. de Neufville to their Strategic Advisory Board.  John has held various leadership and research roles at Exxon, Energy Conversion Devices (“ECD”) and Ovonic Battery Company.

John P. de Neufville purchased the ChemOvonics Division from ECD in 1986 and founded Voltaix, Inc. a high purity specialty gas business which was sold to Air Liquide America in 2013.  Subsequently, he purchased the assets formerly associated with the GM-ECD JV that produced the then novel nickel-metal hydride batteries for GM's first all-electric car, the EV-1, creating a new company, Eutectix, LLC, based in Troy, MI and currently serving as Eutectix' CEO and Chief Scientist.  His early research interests focused on materials for batteries, optical memory devices, and solar cells, prepared by sputtering, chemical vapor deposition and plasma deposition.  At Exxon, John was a member of the team that developed a concept of selective remote sensing of uranyl minerals using laser induced fluorescence.  At Voltaix he played a key role in scaling the synthesis of various molecules used for the chemical vapor deposition of insulating, semiconducting and conducting films for advanced integrated circuit and photovoltaic applications.  John P.de Neufville holds a PhD. in applied physics and materials science from Harvard University and an M.S. in geology from Harvard University and a B.S. in geology from Yale University.

“We are very happy to have such an esteemed, successful entrepreneur and scientist join our Strategic Advisory Board” said Chris D’Couto, CEO Neah Power Systems, Inc. “He brings relevant experience both in semiconductor processing as well as battery energy storage and will be a valuable asset going forward in our commercialization and technology development efforts.”

About Neah Power

Neah Power Systems, Inc. is an innovator and supplier of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patented and patent pending PowerChip and the BuzzBar family of products. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2013 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2014 for a discussion of such risks, uncertainties and other factors.

# # #

For more information please contact Veronica Welch at 1-508-643-8000; Ronnie@cwrpartners.com